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                                                                     Exhibit 4.3

                          REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT (the "AGREEMENT") is made as of the 13th day of December, 2004, by and between ABBOTT LABORATORIES, an Illinois corporation, with its principal office at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("ABBOTT"), and ADVANCED LIFE SCIENCES HOLDINGS, INC., a Delaware corporation, with its principal office at 1440 Davey Road, Woodridge, Illinois 60517 ("the COMPANY").

                                   BACKGROUND

A. The Company and its wholly-owned subsidiary Advanced Life Sciences Inc., an Illinois corporation and Abbott are parties to that certain Option Agreement dated as of October 29, 2004 (the "OPTION AGREEMENT").

B. The Company has exercised its right under the Option Agreement to enter into the License Agreement (as defined in the Option Agreement).

C. In consideration of the License Agreement, the Company has, among other things, delivered to Abbott 282,763 shares of the Company's Common Stock (the "ALS SHARES").

D. To induce Abbott to enter into the License Agreement, Abbott and the Company hereby agree that this Agreement shall govern the rights of Abbott to cause the Company to register the ALS Shares.

                                    AGREEMENT

              NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. DEFINITIONS.  For purposes of this Agreement:

     1.1. The term "AFFILIATE" means with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a "PERSON"), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

     1.2. The term "COMMON STOCK" means shares of the Company's common stock, par value $.01 per share.

     1.3. The term "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     1.4. The term "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     1.5. The term "HOLDER" means any Person owning or having the right to (i) acquire Registrable Securities and (ii) cause the Company to register Registrable Securities under this

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Agreement, including any assignee acquiring such registration rights in accordance with SECTION 2.11 hereof.

     1.6. The term "INITIATING HOLDERS" means, collectively, any Holders who properly initiate a registration request under this Agreement.

     1.7. The term "IPO" means the Company's first underwritten public offering of its Common Stock under the Securities Act.

     1.8. The terms "REGISTER," "REGISTERED," and "REGISTRATION" mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

     1.9. The term "REGISTRABLE SECURITIES" means (i) the ALS Shares and (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for, or in replacement of the ALS Shares.

     1.10. The term "REGISTRABLE SECURITIES THEN OUTSTANDING" means the number of shares determined by adding the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

     1.11.  The term "SEC" means the Securities and Exchange Commission.

     1.12. The term "SEC RULE 144" means Rule 144 promulgated by the SEC under the Securities Act.

     1.13. The term "SEC RULE 145" means Rule 145 promulgated by the SEC under the Securities Act.

     1.14. The term "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     1.15. The term "VIOLATION" means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

2. REGISTRATION RIGHTS.  The Company covenants and agrees as follows:

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     2.1.   REQUEST FOR REGISTRATION.

            (a)   If the Company shall receive at any time after the earlier of
(i) 3 years after the date of this Agreement, or (ii) 180 days after the effective date of the registration statement for the IPO, a written request from the Holders of at least 30% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least (i) 20% of the Registrable Securities then outstanding, or (ii) 10% of the Registrable Securities then outstanding if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5,000,000, then the Company shall:

                 (i) within 10 days of the receipt thereof, give written notice of such request to all Holders in accordance with SECTION 3.6;

                 (ii) as soon as practicable, and in any event within 60 days of the receipt of such request, file a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered, subject to the limitations of SUBSECTION 2.1(b); and

                 (iii) use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable but in no event later than 90 days after such request.

            (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to SUBSECTION 2.1(a), and the Company shall include such information in the written notice referred to in SUBSECTION 2.1(a)(i). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in SUBSECTION 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this SECTION 2.1, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall promptly so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; PROVIDED, HOWEVER, that the number of shares of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

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            (c)   The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this SECTION 2.1: (i) after the Company has effected two (2) registrations pursuant to this SECTION 2.1 and such registrations have been declared or ordered effective; (ii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to
SECTION 2.10 below, or (iii) if the Registrable Securities proposed to be sold by the Holder may be sold under an exemption from registration under the Securities Act. For purposes of this SECTION 2.1(c), a registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC. A registration statement shall not be counted if, as a result of an exercise of the underwriter's cut-back provisions, fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

            (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this SECTION 2.1 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders for such registration statement to become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; PROVIDED, HOWEVER, that the Company may not utilize this right more than once in any 12-month period; PROVIDED FURTHER that the Company shall not register any securities for the account of itself or any other stockholder during such 90 day period other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities (but only if the Company determined to defer taking action with respect to the filing requested by the Holders pursuant to clause (y) of this sentence), or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

     2.2. COMPANY REGISTRATION. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of

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such notice by the Company in accordance with SECTION 3.6, the Company shall, subject to the provisions of SECTION 2.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this SECTION 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with SECTION 2.6 hereof.

     2.3. OBLIGATIONS OF THE COMPANY. Whenever required under this SECTION 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; PROVIDED, HOWEVER, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of any securities of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to 90 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

            (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

            (c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them;

            (d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders;

            (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement;

            (f) cause all such Registrable Securities registered pursuant to this Agreement hereunder to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by the Company are then listed;

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            (g)   provide a transfer agent and registrar for all Registrable
Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

            (h) use its best efforts to furnish, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a "comfort" letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

     2.4. FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this SECTION 2 with respect to the Registrable Securities of any selling Holder that such Holder furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder's Registrable Securities.

     2.5. EXPENSES OF DEMAND REGISTRATION. Other than underwriting discounts and commissions relating to the Registrable Securities, all expenses incurred in connection with registrations, filings or qualifications pursuant to SECTION 2.1, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; PROVIDED, HOWEVER, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to SECTION 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to
SECTION 2.1; PROVIDED FURTHER, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company that was unknown to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall retain all of their rights pursuant to SECTION 2.1.

     2.6. EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to SECTION
2.2 hereof for each Holder (which right may be assigned as provided in SECTION
2.10 hereof), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

     2.7. UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock pursuant to
SECTION 2.2, the Company

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shall not be required to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities that the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders' securities have been first excluded. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, the amount of securities of the selling Holders included in the offering shall not be reduced below 30% of the total amount of securities included in such offering. For purposes of apportionment pursuant to this SECTION 2.7, for any selling stockholder that is a Holder of Registrable Securities and that is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder", and any pro-rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling Holder," as defined in this sentence.

     2.8. INDEMNIFICATION. If any Registrable Securities are included in a registration statement under this SECTION 2:

            (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation, and the Company will pay to each such Holder, underwriter, controlling Person or other aforementioned Person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Violation as such expenses are incurred; PROVIDED, HOWEVER, that the indemnity agreement contained in this SUBSECTION 2.8(a) shall not apply to amounts paid in settlement of any such Violation if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Violation to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

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            (b)   To the extent permitted by law, each selling Holder will
severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any Violation (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such Violation (or actions in respect thereto) arises directly out of or is based primarily on the indemnified party's reasonable reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this SUBSECTION 2.8(b), in connection with investigating or defending any such Violation; PROVIDED, HOWEVER, that the indemnity agreement contained in this SUBSECTION 2.8(b) shall not apply to amounts paid in settlement of any such Violation if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; PROVIDED FURTHER, that, in no event shall any indemnity under this SUBSECTION 2.8(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

            (c)   Promptly after receipt by an indemnified party under this
SECTION 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this SECTION 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this SECTION 2.8, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this SECTION 2.8.

            (d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this SECTION 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this SECTION 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this SECTION 2.8, then, and

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in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; PROVIDED, HOWEVER, that, in any such case,
(i) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (ii) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; PROVIDED FURTHER, that in no event shall a Holder's liability pursuant to this SECTION 2.8(d), when combined with the amounts paid or payable by such holder pursuant to SECTION 2.8(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of fraud or willful misconduct by such Holder.

            (e)   The obligations of the Company and Holders under this
SECTION 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this SECTION 2.8, and otherwise and shall survive the termination of this Agreement.

     2.9. REPORTS UNDER EXCHANGE ACT. With a view to making available to the Holders the benefits of SEC Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

            (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the IPO so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

            (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

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     2.10.  FORM S-3 REGISTRATION. In case the Company shall receive from
Holders of at least 20% of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

            (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

            (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; PROVIDED, HOWEVER, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this SECTION 2.10: (i) if Form S-3 is not then available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1 million; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, then Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this SECTION 2.10; PROVIDED, HOWEVER, that the Company shall not utilize this right more than once in any 12-month period; PROVIDED FURTHER, that the Company shall not register any securities for the account of itself or any other stockholder during such 90-day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities (but only if the Company determined to defer taking action with respect to the filing requested by the Holders pursuant to clause (y) of this sentence), or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); (iv) if the Company has, within the 12-month period preceding the date of such request, already effected [two] registrations on Form S-3 for the Holders pursuant to this SECTION 2.10, or (v) if the Registrable Securities proposed to be sold by the Holders may be sold under an exemption from registration under the Securities Act.

            (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to SECTION 2.10, including, without limitation, all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company shall be borne by the Company, other than any underwriters' discounts or commissions associated with Registrable Securities, which shall be borne by the selling Holders. Registrations effected pursuant to this SECTION 2.10 shall not be counted as demands for registration or registrations effected pursuant to SECTION 2.1.

            (d) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this SECTION 2.10 and the Company shall include such information in the written notice referred to in SECTION 2.10(a). The provisions of SECTION 2.1(b) shall be applicable to such request (with the substitution of SECTION 2.10 for references to SECTION 2.1).

     2.11. ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this SECTION 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is an Affiliate of a Holder, or (ii) after such assignment or transfer, holds at least 30% of the Registrable Securities; PROVIDED, HOWEVER, that that in each case: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

     2.12. LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (b) to demand registration of any securities held by such holder or prospective holder; provided , however, that this provision shall not affect, limit or impede the Company's right to enter into, and fully perform, any agreement for a firm commitment underwritten offering of the Company's securities.

3. MISCELLANEOUS.

     3.1. CONFIDENTIALITY. Each party agrees that it will keep confidential and will not disclose, divulge or use for any purpose any confidential information obtained from the other party pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this SECTION 3.1), (ii) is or has been independently developed or conceived by the disclosing party without use of the other party's confidential information, or (iii) is or has been made known or disclosed to the disclosing party by a third party without a breach of any obligation of confidentiality such third party may have to the other party; PROVIDED, HOWEVER, that Abbott may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective assignee of any Registrable Securities from as long as such prospective assignee agrees to be bound by the provisions of this SECTION 3.1; PROVIDED FURTHER, that either party may disclose confidential information (y) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such party in the ordinary course of business, or (z) as may otherwise be required by law, provided that the disclosing party takes reasonable steps to minimize the extent of any such required disclosure. If any disclosure of confidential information may be permitted pursuant to clause (z) of this SECTION 3.1, then as soon as practicable the disclosing party shall give the other party written notice of the circumstances of such pending disclosure to allow the other party to seek a protective order or other appropriate remedy in respect of such disclosure.

     3.2. TRANSFERS, SUCCESSORS AND ASSIGNS. Subject to SECTION 2.11, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     3.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Illinois, without regard to its principles of conflicts of laws.

     3.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     3.5. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     3.6. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) 1 day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in Section 8 of the Option Agreement, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this SECTION 3.6.

     3.7. COSTS OF ENFORCEMENT. If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys' fees.

     3.8. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to Abbott without the written consent of Abbott, unless such amendment, termination or waiver applies to all Holders of Registrable Securities in the same fashion. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this
SECTION 3.8 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

     3.9. SEVERABILITY. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

     3.10. AGGREGATION OF STOCK. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     3.11. ENTIRE AGREEMENT. This Agreement (including the Exhibit hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

     3.12. TRANSFERS OF RIGHTS. Abbott will not, and may, not assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by Abbott to any Person to which Registrable Securities are transferred in accordance with SECTION 2.11. The Company will not, and may, not assign any of its rights and obligations hereunder without the prior written consent of the Holders of a majority in interest of the Registrable Securities, which consent shall not be unreasonably withheld.

     3.13. DISPUTE RESOLUTION. The parties hereto shall attempt to settle any dispute arising out of or relating to this Agreement in an amicable way. Except for claims for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any controversy, claim or right of termination for cause which may arise under, out of, in connection with, or relating to this Agreement, or any breach thereof, shall be settled according to the Alternative Dispute Resolution provisions attached hereto as EXHIBIT I.

     3.14. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

                            [SIGNATURE PAGE FOLLOWS]

                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ABBOTT LABORATORIES                                  ADVANCED LIFE SCIENCES
                                                     HOLDINGS, INC.


By:                                                  By:
      ------------------------------------                 ----------------------------------
Name: Jeffrey M. Leiden, M.D., Ph.D.                 Name: Michael T. Flavin, Ph.D.
Its:  President and Chief Operating Officer,         Its:  Chairman and Chief Executive
      Pharmaceutical Products Group                        Officer